Exhibit 10.35

SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this 7th day of February, 2011, by and among Hawker Beechcraft Corporation (the “Company”), Hawker Beechcraft, Inc. (“HBI”), and Sidney E. Anderson (“Employee”).

WHEREAS, Employee was employed by the Company as Chief Financial Officer; and

WHEREAS, Employee submitted his resignation as Chief Financial Officer to the Company effective as of January 25, 2011, (the “Exit Date”); and

WHEREAS, pursuant to certain Subscription Agreements, the Employee purchased and/or was awarded shares in HBI (the “Purchased Shares”), and was granted certain Stock Options, at which time the Employee also became party to an Amended and Restated Shareholders Agreement with HBI, as amended, dated as of May 3, 2007 (the “Shareholders Agreement”); and

WHEREAS, pursuant to Section 6.1 of the Shareholders Agreement, upon the Employee’s Exit Date, HBI shall have the right to purchase for cash (“the Equity Call Option”) all or any portion of his Purchased Shares and any shares purchased by Employee as a result of any exercise of stock options by the Employee at their Fair Market Value (as defined in the Shareholders Agreement) on the date of HBI’s exercise of the Equity Call Option; and

WHEREAS, upon the approval of the HBI Board of Directors , HBI may exercise the Equity Call Option within one year of the Exit Date; and

WHEREAS, in connection with the Employee’s resignation as Chief Financial Officer, the parties have agreed to a separation package and the resolution of any and all disputes among them;

NOW, THEREFORE, IT IS HEREBY AGREED by and between Employee and the Company as follows:

1. Resignations: Effective as of the Exit Date, Employee resigns as an officer and/or director of HBC and each of its affiliates, as applicable. Employee agrees to take all actions as promptly as practicable to formalize such resignations.

2. Salary Continuance and Accrued Vacation: Employee will receive salary continuance payments for a nine (9) month period, from January 25, 2011 through October 31, 2011 at Employee’s base pay of $297,000, subject to normal statutory withholding. The Employee shall receive any payroll amounts earned, accrued or owing but not yet paid to Employee up through and including October 31, 2011, including, but not limited to any benefits accrued or earned, which will be distributed in accordance with the terms of the applicable benefit plans and programs of the Company. The Employee shall receive any vacation time earned but not yet paid to Employee up through and including January 25, 2011, according to the Exempt Employee Vacation Policy existing as of January 25, 2011.

3. Additional Payment: In addition to the consideration described in Paragraph 2, Employee will be eligible to receive a lump sum payment of three months base pay, less normal statutory withholding at the end of the October 2011 (“Lump Sum Payment”). Employee will receive the Lump Sum Payment if Employee has cooperated and assisted the Company with certain activities, including but not limited to, Securities and Exchange Commission filings, the annual audit, Legal Proceedings, third party investigations, and such other matters that will require Employee’s assistance to provide information or transition. The Company will make any such request in writing, and after Employee’s involvement (if any) in any such project has ended, the Company will provide Employee with written notice regarding whether his assistance was satisfactory. The Vice President of Human Resources will determine, in his sole discretion, whether Employee will receive the Lump Sum Payment. Should the Company not request Employee’s assistance, the Employee shall receive the Lump Sum Payment. Should the Employee dispute a decision by the Company that the Employee is not eligible to receive a Lump Sum Payment, the Employee may seek such relief as is described in paragraph 19 of this Agreement.

4. Equity Call Option: HBI may exercise the Equity Call Option on or prior to October 25, 2012 if approved by the HBI Board of Directors. If approved, Employee will receive notice thereof and will receive a lump sum cash payment equal to the Equity Call Purchase Price, subject to normal statutory withholdings, which shall be equal to the fair market value on the date designated, in consideration for HBI’s re-purchase of 35,652 shares of Hawker Beechcraft, Inc. common stock purchased by or awarded to the Employee and any shares of Hawker Beechcraft, Inc. common stock issued to Employee in connection with his exercise of any of his vested options as described in Section 5 below. Notification of such fair market value will be made in writing to the Employee within ten (10) days of such determination by the Board of Directors.

5. Vested Options: As a result of the Employee’s exit as stated herein, and pursuant to the Nonqualified Stock Option Agreements entered into between HBI and the Employee, the following options will be vested as of October 31, 2011: (i) a total of 16,330 shares of the Employee’s October 13, 2008 Time-Vesting Options that vested on October 13, 2009; (ii) a total of 16,330 shares of the Employee’s October 13, 2008 Time-Vesting Options that vested on October 13, 2010; (iii) a total of 16,330 shares of the Employee’s October 13, 2008 Time-Vesting Options that will vest on October 13, 2011 (iv) a total of 16,330 shares of the Employee’s October 13, 2008 Time-Vesting Options that vest as a result of the exit; and (v), a total of 20,000 shares of the Employee’s March 26, 2010 Time-Vesting Options that vest as a result of the exit; the Employee may exercise all or any part of the total number of vested Options, 85,320 in total, at any time prior to the earliest to occur of the tenth (10th) anniversary of the Date of Grant and 5:00 p.m. (Eastern Time) on the ninetieth (90th) day following October 31, 2011. All other HBI options held by the Employee other than the vested options shall become null and void, and be unexercisable and of no further force and effect, as of the Exit Date or the end of the revocation period for the Release, whichever is later.

6. Fringe Benefits: Your company-sponsored medical, dental, vision, life insurance, and flexible spending account (if participating) benefits will remain active through October 31, 2011. Your participation in all other company-sponsored benefit plans will cease effective January 25, 2011. Employee is not eligible to participate in an employer-sponsored medical plan after October 31, 2011, therefore COBRA benefits will be made available at that time for a period not to exceed eighteen (18) months. Employee’s 401(k) contributions as well as the company match will cease effective January 25, 2011.

7. Management Incentive Plan (“MIP”): Employee will be eligible to receive a MIP Bonus for 2010 in the gross taxable amount of $353,916.00. Payment of the bonus will be made in a lump sum amount, subject to normal statutory withholding, on the same payroll date as other employees receive payment. Employee will not be eligible to participate in the MIP for 2011.

8. Restricted Stock Units(“RSUs”): The unvested 7,326 shares underlying your award of 14,652 RSUs in connection with the 2009 MIP will fully vest as of the Exit Date and are included in section number 4 above.

9. Reduction of Separation Benefits: The Company and HBI each reserve the right to make deductions in accordance with applicable law for any monies owed to the Company or HBI, respectively, by the Employee for personal charges to a corporate American Express card, if any, and any required statutory withholdings.

10. Release and Representations:

(a) Employee, for and in consideration of the commitments of the Company and HBI as set forth in paragraphs 2, 3, 5, 6 and 7 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, HBI, and their respective affiliates, subsidiaries, parents, officers, directors, employees, and agents, and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have, whether known or unknown, or which Employee’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s employment through the date this Agreement is executed, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Employee’s employment relationship with the Company and/or HBI, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act, the Fair Labor Standards Act (29 U.S.C. 201 et seq.), the Kansas Act Against Discrimination (K.S.A. 44-1001 et seq.), the Kansas Age Discrimination in Employment Act (K.S.A. 44-1111 et seq.), the Kansas Wage Payment Act (K.S.A. 44-313 et seq.), and any other claims under any federal, state, or local common law, statutory, or regulatory provision, now or hereafter recognized including, but not limited to, breach of contract, unlawful retaliation, and defamation, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, Employee represents and affirms that (i), Employee has not filed or caused to be filed on Employee’s behalf any claim for relief against the Company, HBI or any Releasee and, to the best of Employee’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company, HBI or any Releasee on Employee’s behalf; and (ii), Employee has no knowledge of any improper, unethical or illegal conduct or activities that Employee has not already reported to any supervisor, manager, department head, human resources representative, agent or other representative of the Company and/or HBI, to any member of the Company’s legal or compliance departments, or to the ethics hotline.

11. No Claims or Lawsuits: In further consideration of the payments described in paragraphs 2, 3, 5, 6 and 7, Employee agrees that Employee will not file, charge, claim, sue or cause or permit to be filed, charged or claimed, any civil action, suit or legal proceeding seeking equitable or monetary relief (including damages, injunctive, declaratory, monetary or other relief) for himself against the Company, HBI or any Releasee involving any matter released in paragraph 10. In the event that suit is filed in breach of this covenant not to sue, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such suit. In the event any Releasee is required to institute litigation to enforce the terms of this paragraph, Releasees shall be entitled to recover reasonable costs and attorneys’ fees incurred in such enforcement. Employee further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Employee will not seek or accept personal equitable or monetary relief in such civil action, suit or legal proceeding.

12. (a) Confidentiality. Employee agrees that Employee shall not directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by the Employee during Employee’s employment by the Company or any of its affiliates.

(b) Non-Disparagement. Employee further agrees that Employee will not disparage or subvert the Company or HBI, or make any statement reflecting negatively on the Company, on HBI, on their affiliated corporations or entities, or on any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company and HBI, Employee’s employment and Employee’s resignation, irrespective of the truthfulness or falsity of such. The Company and HBI will undertake reasonable commercial efforts to ensure that their employees and owners do not disparage Employee or make any public statements reflecting negatively on Employee, irrespective of the truth or falsity of such. Employee’s truthful testimony under oath in a Legal Proceeding (as defined below) will not violate paragraph 12(b).

13. Consideration: Neither HBI nor the Company is under any obligation to pay Employee any consideration in respect of your separation from employment, and no inference or admission of any type of wrongdoing by the Company can be made because the Company has offered these payments to Employee. Employee understands and agrees that the payments, benefits and agreements provided in this Agreement, to the extent specifically set forth as such herein, are being provided to Employee in consideration for Employee’s acceptance and execution of, and in reliance upon Employee’s representations in, this Agreement, and that they are greater than the payments, benefits and agreements, if any, to which the Employee would have received if Employee had not executed this Agreement.

14. Satisfaction of Obligations: Employee acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Employee under any agreement or offer letter Employee has with the Company or any of its affiliates and, further, that this Agreement sets forth the entire agreement between Employee and the Company with respect to its subject matter and fully supersedes any prior agreements or understandings, whether written or oral, between the parties. Employee acknowledges that, except as set forth expressly herein, neither the Company, HBI, the Releasees, nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, or written or oral. To the extent any provision of this Agreement is found to be invalid or illegal, such provision shall be interpreted as nearly as possible according to its original terms and intent, and the remainder of this Agreement will not be affected.

15. Possession of Corporate Records: Employee represents that Employee has deleted or destroyed and does not presently have in his possession or under his control any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) or any other tangible items in Employee’s possession or under Employee’s control (including but not limited to all company equipment, cellular telephones, PDAs, corporate credit cards and telephone cards) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Employee’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Employee while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Employee acknowledges that all such Corporate Records and tangible items are the property of the Company.

16. Legal Proceedings: If Employee is notified by the Company of any pending or future claims, lawsuits, investigation, hearings, trials or other legal proceedings (hereinafter “Legal Proceedings”) in which his assistance may be needed, Employee agrees to make himself available to the Company, and will cooperate in connection with such Legal Proceedings by providing timely, truthful and accurate information and advice and any other such assistance necessary to assist the Company in the Legal Proceedings. It is expressly understood and agreed that any breach or threatened breach of this paragraph by Employee shall constitute a material breach of this Agreement. The Company will provide written notice to Employee and a reasonable opportunity to coordinate his schedule for any such meeting or discussion. If Employee is required to travel, the Company will reimburse Employee for his reasonable travel expenses. The Company’s disagreement with any statement that Employee makes under oath will not constitute a material breach by Employee of this Agreement pursuant to this paragraph.

17. Notification of Contact from Third Parties: If Employee is contacted by a non-governmental third party concerning any issue that relates to the Company or is related to or connected with his work for the Company, Employee will notify the Company’s General Counsel by either telephone or electronic mail within two (2) days after such contact and Employee will not provide information to any such third party pursuant to such request until first meeting with Company representatives, by telephone or in person, and allowing adequate time for the Company representative to assert an objection or file a protective order relating to such requested information. Further, unless Employee is expressly directed not to do so in writing by a federal or state law enforcement agency, or similar government entity, Employee will notify the Company’s General Counsel by either telephone or electronic mail within two (2) days after such contact and Employee will not provide any information to any governmental entity pursuant to such request until first meeting with Company representatives, by telephone or in person, and allowing adequate time for the Company representative to assert an objection or file a protective order relating to such requested information. In any event, should Employee speak to a third party or governmental entity consistent with the terms of this Agreement, Employee agrees to reasonably cooperate with and to provide timely and truthful responses to any questions that may be asked.

18. Repayment Obligation: Employee agrees and recognizes that should Employee breach any material obligations or covenants set forth in this Agreement, the Company and HBI will have no further obligation to provide Employee with the consideration set forth herein, and will have the right to repayment of all consideration paid up to the time of any such breach. Further, Employee acknowledges in the event of a breach of this Agreement, Releasees will be entitled to any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

19. Relief, Choice of Law and Venue: Employee further agrees that the Company and HBI shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits relating to or arising out of any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company and/or HBI may be entitled. Employee irrevocably and unconditionally (i) agrees that this Agreement and the obligations of the parties under this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Kansas; (ii) agrees that any suit, action or other legal proceeding relating to or arising out of this Agreement, including without limitation, any action commenced by the Company or HBI for preliminary and permanent injunctive relief or other equitable relief, shall be brought exclusively in the Eighteenth Judicial District, Sedgwick County, Kansas, or in the United States District Court for the District of Kansas sitting in Wichita, Kansas, if federal jurisdiction exists; and (iii) waives any objection which Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers by personal service or by registered or certified mail, return receipt requested, or by overnight express courier service, addressed to Employee.

20. Defense and Indemnity Obligations:

This Agreement does not extinguish, alter or release any pre-existing obligation on the part of the Company to defend and indemnify Employee, including but not limited to any defense and indemnification obligations contained in the Company’s bylaws, internal policies and any applicable insurance coverage.

21. Certification and Acknowledgement: Employee certifies, acknowledges and agrees as follows:

(a) That Employee has read the terms of this Agreement, and that Employee understands its terms and effects, including the fact that Employee has agreed to REMISE, RELEASE AND FOREVER DISCHARGE the Company and HBI and each and everyone of its affiliated entitles from any legal action arising out of Employee’s employment relationship with the Company and the termination of that employment relationship;

(b) That Employee has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory to Employee and which Employee acknowledges is in addition to any other benefits to which Employee is otherwise entitled;

(c) That Employee has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That Employee does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided Employee with a period of twenty-one (21) days within which to consider this Agreement, and that Employee has signed on the date indicated below after concluding that this Agreement is satisfactory to Employee; and

(f) Employee acknowledges that this Agreement may be revoked by Employee within seven (7) days after Employee’s execution, and it shall not become effective until the expiration of such seven day revocation period. Any revocation within this period must be submitted, in writing, to Company and state, “I hereby revoke my acceptance of our Agreement.” The revocation must be personally delivered to Rich Jiwanlal, or his designee, or mailed to Rich

Jiwanlal, 10511 E. Central, Wichita, KS 67206, and postmarked within seven (7) calendar days of Employee’s execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Kansas, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. In the event of a timely revocation by Employee, this Agreement will be deemed null and void and the Company and HBI will have no obligations hereunder.

[SIGNATURES ON FOLLOWING PAGE]

Intending to be legally bound hereby, Employee, the Company, and HBI have executed the foregoing Separation of Employment Agreement and General Release this 7th day of February 2011.

SIDNEY E. ANDERSON		HAWKER BEECHCRAFT CORPORATION

/s/ Sidney E. Anderson		By:	/s/ Rich Jiwanlal
		Name:	Rich Jiwanlal
		Title:	VP - HR

HAWKER BEECHCRAFT, INC.

By:	/s/ Alexander L. W. Snyder
Name:	Alexander L. W. Snyder
Title:	Vice President and General Counsel